UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 14, 2008

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 14, 2008, Urologix, Inc. (the “Company”) and Gregory Fluet entered into a letter agreement (the “Offer Letter”) pursuant to which Mr. Fluet agreed to serve as the Company’s Executive Vice President and Chief Operating Officer. Concurrently with Mr. Fluet’s appointment, the Board of Directors appointed Kirsten Doerfert as the Company’s Senior Vice President.

Mr. Fluet, age 39, initially joined the Company as a consultant in February 2008. Since May 2002, Mr. Fluet has worked with Sapient Capital Management, L.P. as an associate, serving as a Board observer and assisting with intellectual property, financial analysis, market research and clinical research. Mr. Fluet graduated from Stanford University with a Bachelor of Science degree in Mechanical Engineering.

Under the terms of the Offer Letter, Mr. Fluet will receive annual base compensation of $150,000, payable according to the Company’s regular payroll practices. Mr. Fluet will also participate in the Company’s cash bonus program for executive officers and will be entitled to bonus of 30% of his base salary at the target level of achievement of corporate goals established by the Compensation Committee with respect to the Company’s 2009 fiscal year. The Offer Letter further provides that Mr. Fluet will be reimbursed for a maximum of $25,000 in costs and expenses associated with temporary housing and relocation. However, Mr. Fluet is required to reimburse the Company for these amounts if his employment with the Company ends prior to the one-year anniversary of his start date. Mr. Fluet will also participate in the Company’s health, dental and life insurance benefit plans on the same basis as other employees of the Company.

Pursuant to the Offer Letter, Mr. Fluet was granted an incentive stock option on July 14, 2008 to purchase 75,000 shares of the Company’s common stock under the Company’s Amended and Restated 1991 Stock Option Plan, as amended (the “Plan”). The option has an exercise price equal to the fair market value of the Company’s common stock as of the grant date, as determined under the Plan. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

In connection with his employment, Mr. Fluet entered into a letter agreement relating to change in control benefits, attached hereto as Exhibit 10.1. Under this letter agreement, if a Change in Control occurs and Mr. Fluet’s employment is terminated without Cause, or by Mr. Fluet for Good Reason, within twelve months of a Change in Control, the Company will pay Mr. Fluet a severance payment in cash in a single sum within sixty days of the date of termination equal to 100% of the sum of his annual target compensation (base salary and bonus) in effect on such date. Capitalized terms used in this paragraph have the meaning ascribed to them in the letter agreement. Except with respect to this letter agreement, Mr. Fluet’s employment with the Company is “at will.” Mr. Fluet also entered into the Company’s standard agreement with employees governing assignment of inventions, confidential information and non-competition. The Compensation Committee of the Board of Directors recommended and the Board of Directors approved the compensation to Mr. Fluet under the Offer Letter.

The foregoing summary of the Offer Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the Offer Letter, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02. Further, the foregoing summary of the letter agreement relating to change in control benefits does not purport to be complete and is subject to and qualified in its entirety by reference to such agreement, which is attached hereto as Exhibit 10.2 to this Form 8-K and is incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement Regarding Offer of Employment between Urologix, Inc. and Gregory Fluet dated July 14, 2008.

10.2	Letter Agreement Regarding Change In Control Benefits between Urologix, Inc. and Gregory Fluet dated July 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr.
Chief Executive Officer

Date: July 17, 2008